Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in Exhibit 99.D to Chile’s annual report on Form 18-K for the fiscal year ended December 31, 2014. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

CERTAIN DEFINED TERMS AND CONVENTIONS

Exchange Rates

For your convenience, Chile has provided translations of certain amounts into U.S. dollars at the rates specified below unless otherwise indicated.

	Exchange Rate(1)
At September 30, 2015	Ps.704.68 per US$	1.00
At October 31, 2015	Ps.690.34 per US$	1.00
At November 30, 2015	Ps.712.63 per US$	1.00
At December 31, 2015	Ps.707.34 per US$	1.00
Average for year ended December 31, 2015	Ps.654.25 per US$	1.00

(1) As reported by the Central Bank in accordance with paragraph 2 of article 44 of its Constitutional Organic Act.

The Central Bank reported the exchange rate for Chile’s formal exchange market at Ps.715.84 per US$1.00 as of January 7, 2016. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos.

REPUBLIC OF CHILE

Recent Political History

On October 13, 2015, President Bachelet announced her decision to initiate a process intended to conclude with a constitutional reform and the adoption of a new Constitution by 2018. The process begins with an initial stage of civic and constitutional education that will conclude in March 2016. After that, a second stage, referred to as “Citizen’s Dialogue” (“Dialogo Ciudadano”), will begin, and is expected to lead to the announcement of the “Citizens’ Foundations for a New Constitution” (“Bases Ciudadanas para la Nueva Constitución”). These conclusions and proposals are scheduled to be submitted to President Bachelet during the fourth quarter of 2016. A bill will be submitted to Congress by the end of 2016 to establish the procedures to amend the current Constitution. A 2/3 majority vote will be required to amend the existing Constitution. The draft of the new Constitution is expected to be submitted to Congress during the second half of 2017.

President Bachelet has proposed different alternatives for the drafting process of the new Constitution: (i) a commission comprised of members of both houses of Congress; (ii) a constitutional convention formed by citizens and members of Congress; (iii) a constitutional assembly; and (iv) a plebiscite for all voters to decide among the preceding alternatives, with a majority requirement still to be proposed. The mechanism has to be approved by a 3/5 majority vote in Congress during 2017, after the scheduled presidential and congressional elections. Lastly, unless the alternative for the drafting of the Constitution was determined by a plebiscite as previously described, the new Constitution must be ratified by a plebiscite, with a majority requirement still to be proposed.

E-1

International and Regional Relations

On September 24, 2015, the International Court of Justice dismissed the preliminary objection to jurisdiction raised by Chile and decided it had jurisdiction to entertain the application filed by Bolivia on April 24, 2013 in the matter entitled “Obligation to Negotiate Access to the Pacific Ocean (Bolivia v. Chile).”

Measures Implemented To Deter Terrorism and Money Laundering

In connection with measures to combat the financing of terrorism, on May 28, 2015, an administrative procedure was implemented to facilitate the preventive freezing of assets by the Financial Analysis Unit, pursuant to an amendment to the law that created the Financial Analysis Unit, enacted on February 18, 2015, which purports to strengthen preventive action against money laundering and the financing of terrorism. In addition, Chile approved Resolution 2,253, issued on December 17, 2015, of the United Nations Security Council, to which it was a member until December 31, 2015, to strengthen measures against terrorist organizations.

THE ECONOMY

Gross Domestic Product (2010 to the Present)

For the nine months ended September 30, 2015, GDP increased by 2.2% compared to the same period in 2014, consumption increased by 2.2% and exports decreased by 1.2%. During that period, aggregate domestic demand increased by 2.5%, gross fixed capital formation increased by 0.5% and imports decreased by 1.7%, in each case compared to the first nine months of 2014.

Economic Performance Indicators

The following table sets forth certain macroeconomic performance indicators for the fiscal quarters indicated:

	Current Account (millions of US$)	GDP Growth (in %)	Domestic Demand Growth (in %)
2015
First quarter	529	2.5	1.2
Second quarter	32	1.9	2.1
Third quarter	(2,595)	2.2	3.6

 Source: Chilean Central Bank.

The following tables present GDP and expenditures measured at current prices and in chained volume at previous year prices, each for the periods indicated:

E-2

GDP and Expenditures
(at current prices for period indicated, in billions of Chilean pesos)

	January/September 2014	January/September 2015
GDP	107,769	115,334
Aggregate Domestic Demand	105,966	114,892
Gross Fixed Capital Formation	23,610	25,139
Change in Inventories	172	635
Total Consumption	82,185	89,118
Private Consumption	68,890	74,143
Government Consumption	13,295	14,975
Total Exports	36,759	35,524
Total Imports	34,956	35,082
Net Exports	1,803	442

 Source: Chilean Central Bank.

GDP and Expenditure
(chained volume at previous period prices, in billions of Chilean pesos)

	January/September 2014	January/September 2015
GDP	85,970	87,853
Aggregate Domestic Demand	83,275	85,330
Gross Fixed Capital Formation	20,589	20,686
Change in Inventories	(4,628)	(4,177)
Total Consumption	67,314	68,821
Private Consumption	57,605	58,610
Government Consumption	9,708	10,211
Total Exports	26,470	26,142
Total Imports	29,165	28,666
Net Exports	(2,695)	(2,523)

Source: Chilean Central Bank.

Composition of Demand

For the nine months ended September 30, 2015, the primary component of aggregate demand was private consumption, which as a percentage of GDP, increased from 63.9% to 64.3% (compared to the same period in 2014). Another key component of demand, gross fixed capital formation, decreased slightly from 21.9% of GDP to 21.8% of GDP in the first nine months of 2015 compared to the same period in 2014.

The following table presents GDP by categories of aggregate demand:

E-3

GDP by Aggregate Demand
(percent of total GDP, except as indicated)

	January/September 2014	January/September 2015
GDP (in billions of pesos)	107,769	115,334
Domestic Absorption	98.3	99.6
Total Consumption	76.3	77.3
Private Consumption	63.9	64.3
Government Consumption	12.3	13.0
Change in inventories	0.2	0.6
Gross Fixed Capital Formation	21.9	21.8
Exports of goods and services	34.1	30.8
Imports of goods and services	32.4	30.4

Source: Chilean Central Bank.

Savings and Investment

Savings and Investment
(% of GDP)

	January/September 2014	January/September 2015
National Savings	20.9	21.1
External Savings	1.2	1.2
Total Gross Savings or Domestic Gross Investment	22.1	22.3

Source: Chilean Central Bank.

Principal Sectors of the Economy

For the nine months ended September 30, 2015, GDP increased by 2.2% compared to the same period in 2014 to US$180.2 billion, primarily as a result of a 2.7% increase in the services sector, while the primary sector increased by 0.9% and the manufacturing sector increased by 0.4%. This growth was mainly driven by domestic absorption, which reached 99.6% of GDP.

The following tables present the components of Chile’s GDP and their respective growth rates for the periods indicated:

E-4

Nominal GDP by Sector
(% of GDP, except as indicated)

	January/September 2014		January/September 2015
PRIMARY SECTOR:		14.4		12.4
Agriculture, livestock and forestry		2.9		3.0
Fishing		0.4		0.3
Mining		11.1		9.0
Copper		9.9		8.1
Other		1.2		1.0

MANUFACTURING SECTOR:		11.3		11.7
Foodstuffs, beverages and tobacco		4.8		5.1
Textiles, clothing and leather		0.2		0.2
Wood products and furniture		0.6		0.6
Paper and printing products		1.2		1.3
Chemicals, petroleum, rubber and plastic products		2.3		2.4
Non-metallic mineral products and base metal products		0.5		0.5
Metal products, machinery and equipment and miscellaneous manufacturing		1.7		1.7

SERVICES SECTOR:		65.8		67.3
Electricity, oil and gas and water		2.3		2.7
Construction		7.3		7.1
Trade and catering		9.7		9.4
Transport		4.1		4.7
Communications		1.8		1.8
Financial services		19.2		19.6
Housing		5.2		5.2
Personal services		11.6		12.0
Public administration		4.7		4.8

Subtotal		91.5		91.4
Net adjustments for payments made by financial institutions, VAT and import tariffs		8.5		8.6
Total GDP		100		100
Nominal GDP (millions of Pesos)	Ps.	107,769,297	Ps.	115,334,392

Source: Chilean Central Bank.

E-5

Change in GDP by Sector
(% change from previous year, except as indicated)

	2010		2011		2012		2013		2014		January/September 2015(1)
PRIMARY SECTOR:		1.2		(2.1)		2.6		4.7		1.6		0.9
Agriculture, livestock and forestry		0.3		10.5		(5.6)		2.7		0.4		5.4
Fishing		(0.2)		21.3		21.2		(16.0)		18.6		(9.3)
Mining		1.5		(5.2)		3.8		5.9		1.3		0.3
Copper		0.4		(6.2)		3.9		6.5		0.6		0.1
Other		14.0		6.6		3.2		1.3		6.6		1.6

MANUFACTURING SECTOR:		2.5		7.7		3.4		1.0		(0.8)		0.4
Foodstuffs, beverages and tobacco		(1.6)		9.7		5.6		0.7		(0.1)		1.6
Textiles, clothing and leather		17.6		9.3		10.3		2.9		(12.6)		(12.3)
Wood products and furniture		4.9		10.9		(0.5)		4.3		6.1		3.1
Paper and printing products		(6.1)		10.1		3.4		0.7		(1.7)		0.2
Chemicals, petroleum, rubber and plastic products		5.6		0.0		2.4		1.9		2.3		2.1
Non-metallic mineral products and base metal products		4.8		17.6		(4.5)		(1.0)		(4.2)		(3.1)
Metal products, machinery and equipment and miscellaneous manufacturing		11.4		4.7		4.0		0.6		(2.3)		(0.4)

SERVICES SECTOR:		6.6		7.8		6.4		4.6		2.5		2.7
Electricity, oil and gas and water		8.4		11.7		8.4		9.8		4.9		3.3
Construction		1.8		6.8		7.2		3.9		1.5		2.2
Trade and catering		14.8		12.1		6.7		6.1		0.6		0.5

Transport		7.9		6.7		11.0		4.1		2.3		1.9
Communications		10.7		7.7		7.5		7.7		6.6		7.3
Financial Services		6.7		8.8		6.6		3.6		2.2		3.0
Housing		0.7		2.5		2.9		1.8		1.7		1.7
Personal Services		5.1		7.0		5.3		4.9		3.9		3.4
Public Administration		2.7		0.7		3.6		3.8		3.6		4.3

Subtotal		5.1		6.0		5.5		4.3		2.0		2.2
Net adjustments for payments made by financial institutions, VAT and import tariffs		13.1		8.9		6.9		5.0		0.8		2.1
Total GDP		5.8		5.8		5.5		4.2		1.9		2.2
Real GDP (chained\ volume at previous year prices)	Ps.	92,875,262	Ps.	98,219,034	Ps.	103,954,673	Ps.	109,627,615	Ps.	114,260,687	Ps.	87,853,464

(1) Compared to the same period in 2014.

Source: Chilean Central Bank.

E-6

Primary Sector

The Chilean economy’s primary sector’s direct contribution to GDP was 12.4% in the first nine months of 2015, compared to 14.4% in the same period in 2014.

Agriculture, Livestock and Forestry

The agriculture, livestock and forestry sector contributed US$4.5 billion in exports for the nine months ended September 30, 2015, or 9.4% of exports by value, compared to US$4.8 billion, or 8.5%, during the same period in 2014.

Fishing

For the nine months ended September 30, 2015, the estimated annual catch was 1.9 million tons, of which sea-caught products accounted for 71.9%, and aquaculture accounted for 28.1%, compared to an estimated annual catch of 2.5 million tons in the same period in 2014, of which sea-caught products accounted for 67% and aquaculture accounted for 33%.

Mining

For the eight months ended August 31, 2015, the mining sector represented 9.0% of GDP, compared to 11.1% during the same period in 2014, reflecting the impact of low international market prices for mineral products, and accounted for 52.4% and 53.9% of total exports in 2015 and 2014, respectively.

Manufacturing Sector

The following table sets forth information regarding the output of manufacturing production for the periods indicated:

E-7

Output of Manufactured Products
(in billions of pesos and as a percent of total)

	2010		2011		2012		2013		2014		January/September 2015
	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)
Foodstuffs, beverages and tobacco	4,472	37.3	4,977	37.4	5,363	38.5	5,872	39.7	7,088	42.7	5,833	43.1
Textiles, clothing and leather	344	2.9	341	2.6	356	2.6	360	2.4	317	1.9	201	1.5
Wood products and furniture	519	4.3	556	4.2	577	4.1	674	4.6	873	5.3	701	5.2
Paper and printing products	1,568	13.1	1,612	12.1	1,329	9.5	1,436	9.7	1,713	10.3	1,459	10.8
Chemicals, petroleum, rubber and plastic products	2,369	19.7	2,715	20.4	3,014	21.6	3,210	21.7	3,402	20.5	2,782	20.6
Non-metallic mineral products and base metal products	775	6.5	870	6.5	786	5.6	705	4.8	710	4.3	564	4.2
Metal products, machinery and equipment and miscellaneous manufacturing	1,958	16.3	2,225	16.7	2,515	18.0	2,517	17.0	2,511	15.1	1,986	14.7
Total	12,005	100.0	13,130	100.0	13,940	100.0	14,775	100.0	16,615	100.0	13,526	100.0

Source: Chilean Central Bank.

E-8

For the nine months ended September 30, 2015, the manufacturing sector increased by 0.4%, compared to the same period in 2014, mainly as a result of an increase in wood and furniture production, which was offset by a decrease in the production of textiles, clothing and leather, non-metallic mineral products and base metal products.

For the nine months ended September 30, 2015, exports of manufactured foodstuff products totaled US$6.0 billion, compared to US$7.0 billion during the same period in 2014.

The chemicals, petroleum products, rubber and plastics industries exported approximately US$3.3 billion during the first nine months of 2015, compared to US$4.0 billion during the same period in 2014.

For the nine months ended September 30, 2015, wine exports totaled US$1.4 billion, as for the same period in 2014.

Services Sector

Energy

For the nine months ended September 30, 2015, energy consumption represented 2.7% of GDP, compared to 2.3% of GDP during the same period in 2014. As of November 2015, electricity generation projects under construction are expected to provide an additional total generating capacity of 5,410 MW, of which 1,755 MW is expected to be generated by fossil fuels, 1,115 MW by hydro generation, 2,316 MW by solar energy and 224 MW by wind farms.

Oil and Gas. On October 23, 2014, a consortium formed by EDF, Cheniere and local developers submitted a project for the construction of a third liquefied natural gas (LNG) port terminal in Chile to the Environmental Commission of the Bio Bio Region, for assessment of its environmental impact. The terminal is expected to have a capacity for a supplying ship and a Floating Storage and Regasification Unit (FSRU) (i.e. a ship where gas is processed), and will be located in the borough (comuna) of Penco, in the Bio Bio Region. The LNG terminal is intended to supply gas to industrial customers and distribution companies for residential areas in the Bio Bio Region.

Electricity. During 2014 and the first ten months of 2015, the two main electric transmission networks, SIC and SING, transported 69,897 GWh and 59,556 GWh, respectively. As of November 2015, Chile derives 32.2% of its total power from hydraulic generation, 16.4% from natural gas, 22.7% from coal, 18.5% from petroleum; 2.1% from biomass, 4.4% from wind energy and 3.7 % from solar energy.

In August 2015, the government introduced a bill to Congress, which includes among its main objectives:

●	the creation of a national independent system operator;

●	increased involvement by the government in the strategic planning for the development of all transmission facilities (currently, strategic planning only covers trunk transmission facilities);

E-9

●	the reclassification of transmission facilities into new categories: (i) national transmission, (ii) regional transmission, (iii) dedicated transmission, (iv) development poles and (v) international transmission facilities;

●	extending the open access principle to all transmission facilities;

●	extending the return on investment guarantee (20 year period) from trunk transmission to all transmission facilities; and

●	amending the allocation of payment of transmission tolls, to ensure that all tolling fees are paid by customers to the holders of the transmission systems (currently trunk transmission fees are invoiced mostly to generators, which pass through that cost to their customers).

Trade and Catering

For the eight months ended August 31, 2015, a total of 2.9 million tourists visited Chile, primarily from Argentina (43.0%), Brazil (10.9%), Bolivia (9.6%), Peru (8.4%), the United States (4.0%), Colombia (2.4%), Spain (1.5%), France (1.5%) and Germany (1.5%), compared to 2.4 million for the same period in 2014, primarily from Argentina (36.9%), Brazil (10.4%), Bolivia (11.2%), Peru (9.8%), the United States (4.3%), Colombia (2.3%), Spain (1.9%), France (1.7%) and Germany (1.7%).

Personal Services

For the nine months ended September 30, 2015, the personal services sector accounted for 12.0% of GDP, compared to 11.6% for the same period in 2014.

Financial Services

For the nine months ended September 30, 2015, the financial services sector contributed 19.6% to GDP, compared to 19.2% for the same period in 2014.

As of November 30, 2015, the market capitalization of the Latin American Integrated Market (Mercado Integrado Latinoamericana, or MILA) totaled US$ 798 million.

The Santiago Stock Exchange (Bolsa de Comercio de Santiago), accounted for 93.5% of equity trading in 2014, and the Chilean Electronic Exchange (Bolsa Electrónica de Chile) and the Valparaíso Brokers Exchange (Bolsa de Corredores de Valparaíso) together accounted for 6.5% of equity trading in 2014.

Transport and Communications

For the nine months ended September 30, 2015, the transport and communications sector represented 4.7% of GDP, compared to 4.1% for the same period in 2014.

Communications. For the nine months ended September 30, 2015, the communications sector represented 1.8% of GDP, as in the same period in 2014.

E-10

As of June 30, 2015, the country had 23.3 million mobile subscribers and 3.4 million fixed telephone lines, representing a penetration rate of 129.5% for mobile telephone services and 19.2% for fixed-line services (including pay phones).

The following table provides a summary of certain information relating to the telecommunications sector in Chile:

Summary Telecommunications Sector Information

	As of December 31,
	2010	2011	2012	2013	2014	As of June 30, 2015
Lines per 100 inhabitants	20.2	19.5	18.8	19.0	19.1	19.2
Cellular subscribers per 100 inhabitants	115.6	128.8	137.0	134.2	132.2	129.5
Domestic long distance minutes (million) (1)	1,031.1	908.1	749.4	588.1	285.2	n.a.
International long distance minutes (only outgoing, million)	157.7	135.3	122.0	114.0	106.7	46.6
Internet per 100 inhabitants(2)	10.6	11.7	12.5	13.1	14.0	14.5

(1) 2014 data until September.

(2) Refers to the number of lines in service per Chilean resident, based on annual population estimates by the INE, multiplied by a factor of 100.

Source: Ministry of Transportation and Telecommunications, or SUBTEL.

Housing

For the nine months ended September 30, 2015, the housing sector represented 5.2% of GDP, remaining unchanged when compared to the same period in 2014.

Public Administration

For the nine months ended September 30, 2015, the public administration sector represented 4.8% of GDP, compared to 4.7% during the same period in 2014.

Employment and Labor

Employment

As of September 30, 2015, the rate of unemployment stood at 7.1%.

The following table presents information on employment and the labor force in Chile for the periods indicated:

E-11

Employment and Labor
(in thousands of persons or percentages)

	2010	2011	2012	2013	2014	Nine months ended September 30, 2015
Nationwide:
Labor force	7.988	8,128	8,234	8,431	8,527	8,579
Employment	7.402	7,589	7,742	7,915	8,003	8,028
Participation rate (%)	59.7	59.9	59.7	60.2	60.0	59.7
Unemployment rate (%)	8.2	7.1	6.4	5.9	6.2	6.4
Santiago:
Labor force	2,913	2,968	3,019	3,077	3,161	3,226
Employment	2,682	2,784	2,863	2,885	2,954	2,997
Participation rate (%)	59.8	60.3	60.7	61.2	62.3	63.1
Unemployment rate (%)	7.9	6.2	5.2	6.2	6.5	7.1

Source: National Statistics Institute and University of Chile surveys.

For the eight month ended August 31, 2015, the manufacturing sector employed 11.3% of Chile’s labor force and contributed 11.7% of GDP. For the same period, the agriculture, livestock, forestry and fishing sectors contributed 3.0% of GDP, but accounted for 8.8% of Chile’s labor force due to the labor-intensive nature of this sector. The mining sector, however, accounted for 9.0% of GDP and employed only around 2.8% of Chile’s labor force.

The following table presents information regarding the average percentage of the labor force working in each sector of the economy for the periods indicated:

E-12

Employment(1)
(% by sector employed)

	2010	2011	2012	2013	2014	Eight months ended August 31, 2015
PRIMARY SECTOR	14.4%	13.8%	14.2%	12.8%	13.1%	11.6%
Agriculture, livestock and forestry and fishing	11.5	10.8	10.8	9.7	10.1	8.8
Mining	2.9	3.0	3.3	3.1	3.0	2.8
MANUFACTURING SECTOR	11.4	11.0	11.2	11.5	11.1	11.3
SERVICES SECTOR	74.2	75.2	74.6	75.7	75.8	77.1
Electricity, gas and water	0.8	0.8	0.7	0.6	0.8	0.7
Construction	8.2	8.1	8.4	8.6	8.1	8.8
Trade and catering	24.7	23.7	23.6	23.9	23.7	23.3
Transport and communications	7.2	7.2	7.1	7.2	7.4	7.5
Financial services	1.5	1.7	2.0	2.1	2.2	2.2
Community and social services	31.7	33.6	32.9	33.3	33.6	34.6
TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1) Constitutes an average across each period indicated.

Source: National Statistics Institute. Since March 2010, the National Statistics Institute survey is based on new criteria for the collection of employment data, as discussed above.

For the nine months ended September 30, 2015, women accounted on average for 41.0% of the total labor force.

As of August 31, 2015, 8.6 million workers were enrolled in the unemployment insurance system, which manages total assets valued at US$5.4 billion.

Wages

Real Wages
(% change on previous period)

	2010	2011	2012	2013	2014	As of September 30, 2015(1)
Average real wages	1.7	1.8	4.7	2.4	2.4	1.2
Average change in productivity	(2.2)	0.8	3.5	2.1	0.4	0.6

(1) Compared to the same period in 2014

Sources: Chilean Central Bank and National Statistics Institute.

E-13

Poverty, Income Distribution and Social Reforms

Health Care System Reform

The 2016 annual public budget law allocates Ps.497,825 million to health infrastructure expenditure, compared to Ps.529,019 million for 2015, which represents a decrease of 9.3% compared to 2015.

Educational Reforms

In May 2015, Law No. 20,835 was published. Law No. 20,835 creates the Undersecretary of Preschool Education, who is in charge of defining educational policies, at preschool level, as well as the Superindentency of Preschool Education to regulate and oversee compliance with policy objectives at preschool level.

On June 8, 2015, Law No. 20,845 on School Inclusion was enacted, which regulates the admission process to school education, abolishes co-payment obligations for parents of children that attend private subsidized schools and prohibits profit in schools that receive public funds. Law No. 20,845 will enter into force on March 1, 2016.

In November 2015, the National Public Education System (Sistema Nacional de Educación Pública) bill was submitted to Congress. The bill seeks to strengthen the quality of education received by children, adolescents and adults who attend public educational establishments.

On December 24, 2015, Law 20,882 (the 2016 budget law) was supplemented, and amended on December 26, 2015 by Law No. 20,890, to provide for allocations to be made to public as well as private non-for profit universities (with at least four years of track record) to enable students of low income families to access such institutions on a tuition fee basis and to establish a scholarship program for students attending technical educational institutions.

Innovation Fund for Competitiveness

In 2015, the government applied US$208 million to the Innovation Fund for Competitiveness (Fondo de Innovación para la Competitividad) and for 2016, the government has allocated an estimated US$206 million.

E-14

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

Chile’s balance of payment recorded a deficit of US$0.5 billion for the nine months ended September 30, 2015, compared to a deficit of US$0.1 billion for the same period in 2014.

Current Account

Chile’s current account recorded a deficit of 1.1% of GDP for the nine months ended September 30, 2015, compared to a deficit of 1.7% of GDP for the same period in 2014.

The merchandise trade surplus decreased to US$4.1 billion for the nine months ended September 30, 2015, compared to US$6.0 billion for the same period in 2014.

As of December 31, 2015, merchandise exports totaled US$63.4 billion compared to US$75.7 billion in 2014. As of December 31, 2015, imports totaled US$63.0 billion, compared to US$ 72,1 billion in 2014.

Capital Account and Financial Account

Chile’s capital account recorded a surplus of US$0.6 billion for the nine months ended September 30, 2015 compared to a balance for the same period in 2014.

The financial account registered a deficit of US$1.6 billion and US$4.3 billion for the nine months ended September 30, of 2014 and 2015, respectively, which represented 0.9% of GDP in 2014 and 2.4% of GDP in 2015.

The following table sets forth Chile’s Balance of Payments for the periods indicated:

E-15

Balance of Payments
(in millions of US$)

	January/September 2014		January/September 2015
Current account
Current account, net	US$	(2,291)	US$	(2,034)
Goods and Services, net		3,338		995
Merchandise Trade Balance		6,024		4,062
Exports		56,726		47,978
Imports		50,702		43,915
Services		(2,686)		(3,067)
Credits		8,390		7,355
Debits		11,076		10,422
Interest, net		(7,191)		(4,501)
Interest from investment		(7,080)		(4,403)
Interest from direct investment(1)		(7,237)		(4,138)
Abroad		3,160		2,471
From abroad		10,397		6,609
Interest from portfolio investment		372		51
Dividends		1,204		1,302
Interest		(832)		(1,252)
Interest from other investment		(216)		(315)
Credits		497		433
Debits		713		748
Current transfers, net		1,562		1,471
Credits		1,605		1,496
Debits		(43)		(24)

Capital and financial accounts
Capital and financial accounts, net	US$	(1,630)	US$	(5,235)
Capital account, net(2)		7		625
Financial account, net		(1,638)		(5,860)
Direct investment, net		(3,982)		(2,042)
Direct investment abroad		10,235		7,757
Shares and other capital		5,488		3,107
Earnings reinvested		2,324		1,993
Other capital		2,423		2,658
Direct investment to Chile		14,217		9,799
Shares and other capital		8,159		4,150
Earnings reinvested		2,973		2,444
Other capital(3)		3,086		3,205
Portfolio investment, net		(2,610)		(2,714)
Assets		5,739		1,815
Liabilities		8,350		4,529
Derived financial instruments, net		1,355		(25)
Other Investment, net(4)		3,664		(556)
Assets		(103)		(3,380)
Commercial credits		(847)		(2,285)
Loans		(466)		(352)
Currency and deposits		1,210		(1,380)
Other assets		0		638
Liabilities		(3,768)		(4,129)
Commercial credits		(1,751)		(1,422)
Loans(3)		(1,827)		(2,913)
Currency and deposits		(183)		219
Other liabilities		(7)		(14)
Assets in reserve, net		(65)		(524)
Errors and omissions, net		645		(2,875)
Financial account (excluding change in reserves)	US$	(1,573)	US$	(5,336)
Total balance of payments	US$	(65)	US$	(524)

(1) Includes interest.

(2) In 2010, the capital account, net reflects capital inflows resulting from insurance payments accrued to residents on account of damages suffered as a result of the earthquake and tsunami.

(3) Net flows of liabilities by loans.

(4) Short term net flows.

Source: Chilean Central Bank.

E-16

Foreign Trade

As of November 30, 2015, Chile was a party to 25 bilateral and multilateral agreements with 63 trading partners that represent 92% of its overall trade in 2014 (imports and exports, both MFN and preferential). The trading partners with which Chile has signed agreements with are the P-4 (New Zealand, Singapore and Brunei Darussalam), the European Union, Canada, the Republic of Korea, China, Central America (Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua), the United States, Hong Kong, Mexico, EFTA (Switzerland, Norway, Iceland and Liechtenstein), Panama, Colombia, Peru, Ecuador, Mercosur (Argentina, Venezuela, Brazil, Paraguay and Uruguay), Bolivia, Malaysia, Japan, India, Australia, Turkey, Cuba, Vietnam and Thailand. Chile is a founding member of the Pacific Alliance (with Colombia, Mexico and Peru).

Chile has also recently concluded trade negotiations with the Transpacific Partnership (P-4, Australia, Canada, Japan, Malaysia, Mexico, Peru, the United States and Vietnam) and the corresponding agreement is expected to be signed by the member countries on February 4, 2016. Chile is also negotiating a trade agreement with Indonesia.

On January 5, 2016, the Senate approved an additional protocol to the Pacific Alliance, which is expected to decrease to 0% tariffs applicable to 92% of the goods traded among the members of the Alliance. The protocol is expected to be implemented by Chile within the first quarter of 2016.

Merchandise Trade

Chilean trading activity is diversified among countries in the Americas, Asia and Europe.

The primary countries of origin of Chile’s imports for the nine months ended September 30, 2015 were China (from where 23.1% of total imports originated), the United States (19.0%), Brazil (7.8%), Argentina (4.1%), Germany (3.7%) and Mexico (3.4%). The primary destinations of Chile’s exports for the nine months ended September 30, 2015, were China (which received 25.5% of total exports), the United States (13.7%), Japan (8.6%), South Korea (6.6%), Brazil (4.8%), India (3.3%), the Netherlands (2.7%), Peru (2.4%), Taiwan (2.4%), Spain (2.2%) and Mexico (2.1%). The origins and destinations of Chile’s exports for the nine months ended September 30, 2015 have remained stable compared to the same period in 2014, except for imports from China that have grown from 21.0% to 23.1%. During the nine months ended September 30, 2015, the proportion of Chile’s exports to Asia grew from 48.5% to 49.1%, while the proportion of Chile’s exports to North America grew from 16.0% to 17.9%, as compared to the same period in 2014. Further, Chile’s geographical distribution of its imports during the nine months ended September 30, 2015, experienced some changes, for example imports from South America and North America decreased from 20.8% to 18.6% and 25.4% to 23.7% respectively, while imports from Asia have grown from 32.0% to 35.8%.

E-17

As of December 31, 2015, merchandise exports totaled US$63.4 billion compared to US$75.7 billion in 2014. As of December 31, 2015, imports totaled US$63.0 billion, compared to US$ 72,1 billion in 2014. The largest portion of Chile’s imports consists of intermediate goods, such as oil and others fossil fuels, which accounted for 52.5% of total imports in 2015. The share of total imports represented by consumer goods imports has remained relatively stable since 2010, amounting to 29.1% in 2015. Imports of capital goods represented 18.4% as a percentage of total imports in 2015, compared to 16.9% for the same period in 2014.

The following tables set forth information on exports and imports for the periods indicated:

E-18

Exports of Goods (FOB)
(in millions of US$ and % of total exports)

	2012		2013		2014		2015
	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)
Mining and quarrying:
Copper	41,954.6	53.9	40,019.3	52.3	37,871.8	50.0	31,124.9	49.1
Iron	1,339.6	1.7	1,377.9	1.8	1,131.0	1.5	717.6	1.1
Silver	600.7	0.8	369.7	0.5	261.2	0.3	212.1	0.3
Gold	1,649.3	2.1	1,378.4	1.8	1009.7	1.3	778.3	1.2
Molybdenum	283.8	0.4	172.7	0.2	219.0	0.3	181.0	0.3
Other	432.4	0.6	458.2	0.6	548.1	0.7	557.0	0.9
Total mining and quarrying	46,259.5	59.5	43,776.3	57.2	41,040.8	54.2	33,570.9	53.0

Agriculture and livestock, forestry and fishing and aquaculture:
Fruit	4,165.4	5.4	4,644.0	6.1	4,862.3	6.4	4,607.5	7.3
Forestry	23.6	0.0	31.2	0.0	32.2	0.0	29.3	0.0
Other	829.6	1.1	980.4	1.3	842.8	1.1	644.6	1.0
Total agriculture and livestock, forestry and fishing and aquaculture	5,018.6	6.5	5,655.6	7.4	5,737.3	7.6	5,281.4	8.3

Industrial:
Fishmeal	442.7	0.6	415.9	0.5	428.5	0.6	358.3	0.6
Salmon	1,981.8	2.5	2,782.5	3.6	3,655.1	4.8	3,074.4	4.9
Beverages and Tobacco	2,237.9	2.9	2,327.8	3.0	2,308.3	3.1	2,272.3	3.6
Forestry and wooden furniture	2,121.9	2.7	2,262.4	3.0	2,547.6	3.4	2,289.9	3.6
Pulp, paper and others	3,284.9	4.2	3,538.2	4.6	3,572.1	4.7	3,169.6	5.0
Chemicals	5,997.2	7.7	5,328.6	7.0	5,493.7	7.3	4,417.5	7.0
Other	10,446.0	13.4	10,389.6	13.6	10,891.4	14.4	8,927.9	14.1
Total industrial	26,512.6	34.1	27,045.0	35.4	28,896.7	38.2	24,509.9	38.7
Total exports	77,790.6	100.0	76,477.0	100.0	75,674.8	100.0	63,362.2	100.0

Source: Chilean Central Bank.

E-19

Imports of Goods (CIF)(1)
(in millions of US$ and % of total imports)

	2012		2013		2014		2015
	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)
Consumer goods:
Cars	3,094.2	3.9	3,687.6	4.7	3,063.2	4.2	2,661.7	4.2
Wearing apparel	2,655.5	3.3	2,871.8	3.6	2,922.2	4.0	2,739.6	4.3
Cell phone	1,485.9	1.9	1,814.8	2.3	1,364.2	1.9	1,540.1	2.4
Footwear	940.8	1.2	1,058.8	1.3	1,041.9	1.4	972.8	1.5
Meat	912.1	1.1	999.2	1.3	993.1	1.4	918.3	1.5
Other food	888.5	1.1	938.2	1.2	948.7	1.3	921.2	1.5
Televisions	814.1	1.0	778.4	1.0	760.3	1.1	596.7	0.9
Other	9,020.7	11.3	9,542.6	12.0	8,905.3	12.3	7,985.9	12.7
Total consumer goods	19,811.7	24.7	21,691.6	27.4	19,998.9	27.7	18,336.3	29.1

Intermediate goods:
Crude oil	6,107.8	7.6	6,633.4	8.4	6,040.7	8.4	2,854.3	4.5
Diesel	4,823.6	6.0	4,371.9	5.5	3,918.9	5.4	2,526.9	4.0
Parts and other machinery and equipment	4,116.1	5.1	4,188.9	5.3	4,030.3	5.6	4,020.5	6.4
Chemicals	4,108.0	5.1	3,962.8	5.0	3,773.7	5.2	3,546.1	5.6
Metal products	3,195.2	4.0	3,042.3	3.8	2,999.5	4.2	3,014.4	4.8
Liquefied natural gas	1,623.4	2.0	1,000.5	1.3	1,154.0	1.6	801.0	1.3
Carbon mineral	1,147.8	1.4	1,089.2	1.4	912.9	1.3	744.4	1.2
Fertilizer	1,027.8	1.3	1,014.5	1.3	947.1	1.3	980.6	1.6
Lubricant oil	1,402.6	1.8	1,085.4	1.4	831.6	1.2	522.2	0.8
Fiber and fabric	796.1	1.0	780.2	1.0	796.3	1.1	785.0	1.2
Other	15,358.1	19.2	15,137.7	19.1	14,525.7	20.1	13,288.2	21.1
Total intermediate goods	43,706.3	54.6	42,306.7	53.4	39,930.6	55.3	33,083.5	52.5

Capital goods:
Trucks and cargo vehicles	2,763.9	3.5	2,329.7	2.9	1,715.1	2.4	1,500.9	2.4
Motors, generators and electrical transformers	595.3	0.7	810.9	1.0	1,020.6	1.4	802.1	1.3
Machinery for mining and construction	1,984.7	2.5	1,651.6	2.1	746.6	1.0	730.3	1.2
Medical devices	854.8	1.1	866.2	1.1	820.9	1.1	824.4	1.3
Other machinery	2,815.4	3.5	3,053.5	3.9	2,627.9	3.6	2,362.0	3.7
Other transport vehicles	2,851.1	3.5	1,548.3	2.0	1,063.4	1.5	1,132.5	1.8
Other	4,690.2	5.9	4,989.9	6.3	4,235.1	5.9	4,266.8	6.8
Total capital goods	16,555.4	20.7	15,250.2	19.2	12,229.6	16.9	11,618.9	18.4
Total imports	80,073.4	100.0	79,248.5	100.0	72,159.1	100.0	63,038.7	100.0

(1) Only imports of general regime as classified by the Chilean Central Bank.

Source: Chilean Central Bank

E-20

Geographical Distribution of Merchandise Trade
(% of total exports/imports)

	2012	2013	2014	January/September 2014	January/September 2015
EXPORTS (FOB)
Americas:
Argentina	1.4	1.4	1.3	1.3	1.2
Brazil	5.5	5.7	5.4	5.4	4.8
Mexico	1.7	1.7	1.7	1.7	2.1
United States	12.3	12.7	12.3	12.6	13.7
Other	10.6	11.0	10.8	10.6	11.2
Total Americas:	31.5%	32.6%	31.5%	31.5%	33.1%
Europe:
France	1.6	1.4	1.6	1.6	1.4
Germany	1.2	1.3	1.3	1.3	1.3
Italy	2.6	2.1	2.3	2.4	1.8
United Kingdom	0.9	0.9	1.0	1.0	1.1
EFTA	1.4	1.4	1.2	1.2	0.9
Other	10.2	10.2	9.9	10.1	9.5
Total Europe:	17.9%	17.4%	17.1%	17.6%	15.9%
Asia:
Japan	10.7	9.8	10.0	9.9	8.6
South Korea	5.8	5.5	6.2	6.4	6.6
Taiwan	2.3	2.1	2.4	2.4	2.4
China	23.2	25.0	24.4	23.6	25.5
Other	5.9	5.7	6.2	6.3	6.0
Total Asia:	48.0%	48.0%	49.1%	48.5%	49.1%
Other:(1)	2.6%	2.0%	2.3%	2.4%	1.9%
Total exports:	100.0%	100.0%	100.0%	100.0%	100.0%

IMPORTS (CIF)
Americas:
Argentina	6.6	5.0	4.0	4.0	4.1
Brazil	6.5	6.4	7.9	7.9	7.8
United States	23.2	20.2	19.8	20.1	19.0
Other	16.0	15.8	15.9	16.4	13.5
Total Americas:	52.2%	47.5%	47.6%	48.4%	44.4%
Europe:
France	1.9	2.8	2.1	1.9	2.0
Germany	3.6	4.0	3.6	3.7	3.7
Italy	1.6	1.6	1.8	1.8	1.9
United Kingdom	1.1	1.9	1.2	1.2	0.9
EFTA	0.6	0.5	0.5	0.6	0.6
Other	5.5	6.5	6.2	6.2	7.0
Total Europe:	14.3%	17.4%	15.4%	15.3%	16.0%
Asia:
Japan	3.2	3.1	3.2	3.3	3.3
South Korea	3.3	3.5	3.2	3.4	3.4
Taiwan	0.6	0.6	0.5	0.5	0.6
China	18.0	19.9	20.9	20.6	23.1
Other	3.4	3.8	4.2	4.1	5.4
Total Asia:	28.5%	30.9%	32.1%	32.0%	35.8%
Other:(1)	4.9%	4.3%	4.9%	4.3%	3.8%
Total imports:	100.0%	100.0%	100.0%	100.0%	100.0%

(1) Includes Africa, Oceania and other countries, including those in tax free zones.

Source: Chilean Central Bank.

E-21

Services Trade

For the nine months ended September 30, 2015, exported and imported services decreased by 12.3% and 5.9%, respectively, compared to the same period in 2014.

Foreign Direct Investment (FDI)

The following table presents foreign direct investment, including capital and debt, between 2009 and 2014 by sector:

Stock of Foreign Direct Investment (1)
(in millions of US$)

	2009	2010	2011	2012	2013	2014
Agriculture and Fishing	822.8	1,024.1	1,017.8	876.0	921.1	927.5
Mining	27,174.1	35,070.4	53,729.0	69,362.9	73,232.0	80,136.2
Manufacturing industries	4,468.1	5,336.6	6,938.1	9,212.4	11,030.1	12,858.4
Electricity, gas and water supply	10,287.6	10,671.3	10,319.4	10,896.4	13,101.8	15,626.3
Construction	309.5	443.9	612.3	950.3	1,241.1	1,525.2
Wholesale and retail trade	1,977.2	2,315.4	2,667.9	2,991.9	3,450.1	7,695.3
Hotels and restaurants	79.8	98.8	100.3	135.9	146.5	146.5
Transport and storage	2,652.9	2,667.9	3,349.2	4,962.2	5,057.8	5,063.4
Communications	3,137.8	5,421.7	4,227.9	6,160.7	6,840.5	7,075.7
Financial services	12,834.8	16,201.3	20,797.3	21,567.2	24,642.2	26,950.2
Engineering and business services	1,926.5	3,019.3	4,107.2	4,352.4	4,055.6	3,980.7
Other services	294.6	280.6	986.0	1,277.0	2,448.3	2,453.4
Not classified	65,402.7	81,297.8	66,900.3	73,254.2	68,210.5	60,134.4
Total	131,368.4	163,849.0	175,752.8	205,999.3	214,377.5	224,573.5

(1) Including capital and debt.

Source: Chilean Central Bank.

E-22

MONETARY AND FINANCIAL SYSTEM

Monetary Policy and Interest Rate Evolution

The following table sets forth the Chilean Central Bank’s average interest rates for the periods indicated.

Chilean Central Bank Average Interest Rates
(in %)

	BCP(1)(3)		BCU(2)(3)
Year	5 years	10 years	5 years	10 years	TPM
2010	5.54	—	2.62	—	1.40
2011	5.67	5.84	2.43	2.72	4.66
2012	5.26	5.42	2.37	2.44	5.01
2013	5.14	5.25	2.28	2.36	4.93
2014	—	—	—	—	3.76
2015	4.14	—	—	—	3.06

(1) BCP: Peso-denominated Chilean Central Bank notes.

(2) BCU: UF-denominated Chilean Central Bank notes.

(3) BCU and BCP are part of the inflation-indexed and peso-denominated financial instruments issued by the Chilean Central Bank since September 2003. See “—Monetary Policy and Interest Rate Evolution.”

Source: Chilean Central Bank.

The following table sets forth the Chilean Treasury’s interest rates for the instruments indicated, as most recently issued.

Chilean Treasury Interest Rates
(in %)

BTP(1)		BTU(2)
5 years	10 years	5 years	10 years
—	4.47(3)	1.12(4)	1.61(5)

(1) BTP: Peso-denominated Chilean Treasury notes.

(2) BTU: UF-denominated Chilean Treasury notes.

(3) Issued April 22, 2015.

(4) Issued September 2, 2015.

(5) Issued May 20, 2015.

Source: Ministry of Finance.

E-23

Inflation

As of December 31, 2015, the inflation rate stood at 4.4% (year-on-year). The TPM, which remained at 3.0% through September 2015, increased to 3.25% in October 2015 and to 3.5% in December 2015.

The following table shows changes in the CPI and the PPI for the periods indicated.

Inflation

	Percent Change from Previous Year at Period End
	CPI	PPI(1)
2010	3.0	20.2
2011	4.4	(7.4)
2012	1.5	(0.7)
2013	3.0	(2.8)
2014	4.6	(3.3)
2015	4.4	(9.9)

(1) Manufacturing, mining and electricity, water, and gas distribution industries.

(2) PPI for 2015 corresponds to data available as of November 30, 2015.

Source: CPI, Chilean Central Bank. PPI, National Institute of Statistics

Exchange Rate Policy

The appreciation of the dollar continued during 2014 and 2015, with the Chilean peso trading at Ps. 707.3 /US$ 1.00 on December 31, 2015.

E-24

The following table shows the fluctuations in the nominal exchange rate since 2000.

Observed Exchange Rates(1)
(pesos per US$)

	High	Low	Average(2)	Period-End
2000	580.4	501.0	539.5	572.7
2001	716.6	557.1	634.9	656.2
2002	756.6	641.8	688.9	712.4
2003	758.2	593.1	691.4	559.4
2004	649.5	559.2	609.5	559.8
2005	592.8	509.7	559.8	514.2
2006	549.6	511.4	530.3	534.4
2007	548.7	493.1	522.5	495.8
2008	676.8	431.2	522.5	629.1
2009	643.9	491.1	559.6	506.4
2010	549.2	468.4	510.4	468.4
2011	533.7	455.9	483.4	521.5
2012	519.7	469.7	486.8	478.6
2013	534.0	466.5	495.0	523.8
2014	621.4	524.6	570.4	607.4
2015	715.7	597.1	654.2	707.3

(1) The table presents the annual high, low, average and period-end observed rates for each year.

(2) Represents the average of average monthly rates for the periods indicated.

 Source: Chilean Central Bank.

International Reserves

International reserves of the Chilean Central Bank stood at approximately US$39 billion as of December 31, 2015.

The following table shows the composition of net international reserves of the Chilean Central Bank as of the dates indicated:

E-25

Net International Reserves of the Chilean Central Bank
(in millions of US$)

	As of November 30, 2014		As of November 30, 2015
Chilean Central Bank:
Assets:
Gold	US$	9	US$	8
SDRs		1,091		1,047
Reserve position in the IMF		548		358
Other assets		38,263		37,045
Total	US$	39,911	US$	38,459

Liabilities:
Reciprocal Credit Agreements	US$	10	US$	0
Accounts with international organizations		83		82
SDR allocations		1,196		1,121
Total	US$	1,289	US$	1,203

Total international reserves, net	US$	38,622	US$	37,256

Source: Chilean Central Bank

Money Supply

The following tables set forth the monthly average monetary base and the average monetary aggregates as of the dates indicated:

Monetary Base(1)
(in billions of pesos)

	As of December 31, 2014		As of December 31, 2015
Currency in circulation	Ps.	5,160.6	Ps.	5,669.7
Bank reserves		3,554.6		3,958.3
Monetary base	Ps.	8,715.2	Ps.	9,628.0

(1) There are no demand deposits at the Chilean Central Bank.

Source: Chilean Central Bank.

E-26

Monetary Aggregates
(in billions of pesos)

	As of December 31,
	2012		2013		2014		2015
Currency in circulation	Ps.	4,199.1	Ps.	4,693.2	Ps.	5,160.6	Ps.	5.669,7
Demand deposits at commercial banks		15,399.3		17,418.7		20,330.2		22,713.7
M1(1)	Ps.	19,598.4	Ps.	22,111.9	Ps.	25,490.8	Ps.	28,383.5
Total time and savings deposits at banks	Ps.	51,821.0	Ps.	59,555.0	Ps.	63,623.3	Ps.	70,378.9
Others		596.9		1,065.7		1,351.6		1,010.7
M2(2)	Ps.	72,016.3	Ps.	82,732.6	Ps.	90,465.6	Ps.	99,773.0
Foreign currency deposits at Chilean Central Bank	Ps.	8,068.6	Ps.	9,628.8	Ps.	12,683.9	Ps.	14,087.0
Documents of Chilean Central Bank		9,420.5		10,362.4		9,485.0		9,013.2
Letters of Credit		1,490.7		993.8		1,136.3		866.3
Private Bonds		16,611.0		17,974.3		18,594.2		18,867.7
Others		14,564.8		17,451.9		22,239.2		30,093.9
M3(3)	Ps.	122,171.9	Ps.	139,143.7	Ps.	154,604.2	Ps.	172,701.4

(1) M1: Currency in circulation plus checking accounts net of float, demand deposits at commercial banks other than the former and other than demand savings deposits.

(2) M2: M1 plus time deposits, time savings deposits, shares of mutual funds invested in up to one-year term debt instruments and collections by saving and credit cooperatives (excluding time deposit of the mutual funds previously mentioned and of saving and credit cooperatives).

(3) M3: M2 plus deposits in foreign currency, documents issued by the Chilean Central Bank, Chilean treasury bonds, letters of credit, commercial papers, corporate bonds, shares of the other mutual funds and shares of pension funds in voluntary savings (excluding mutual funds’ and pension funds’ investments in M3 securities).

Source: Chilean Central Bank.

E-27

The following table shows selected monetary indicators for the periods indicated:

Selected Monetary Indicators
(in %)

	2014	2015
M1 (% change)	15.3	11.3
M2 (% change)	9.3	10.3

Source: Chilean Central Bank.

	January/September 2014	January/September 2015
Credit from the financial system (% change)(1)	4.8	5.8
Average annual peso deposit rate(2)	1.2	1.0

(1) Difference from January 1 to August 31.

(2) Represents real interest rates for a period of 90 to 365 days.

Source: Chilean Central Bank.

E-28

The following table shows liquidity and credit aggregates as of the dates indicated:

Liquidity and Credit Aggregates
(in billions of pesos)

	As of December 31,						As of September 30,
	2012		2013		2014		2014		2015
Liquidity aggregates (at period end)	Ps.	7,660	Ps.	8,297	Ps.	8,715	Ps.	8,182	Ps.	9,309
Monetary base:
Currency, excluding cash in vaults at banks		4,199		4,693		5,161		4,884		5,451
M1(1)		19,598		22,112		25,491		23,250		26,594
M2(2)		72,016		82,733		90,466		85,558		95,931
M3(3)		122,172		139,144		154,604		149,762		168,889

Credit aggregates (at period end)(4):
Private sector credit	Ps.	97,419	Ps.	107,195	Ps.	118,176	Ps.	113,599	Ps.	125,530
Public sector credit		(349)		1,183		(212)		1,091		(1,670)

Total domestic credit(4),(5)	Ps.	79,803	Ps.	86,751	Ps.	92,908	Ps.	91,322	Ps.	98,640

Deposits(4):
Chilean peso deposits	Ps.	87,903	Ps.	95,077	Ps.	103,013	Ps.	96,302	Ps.	108,574
Foreign-currency deposits		12,254		14,998		20,001		18,039		21,250

Total deposits	Ps.	100,157	Ps.	110,075	Ps.	123,015	Ps.	114,341	Ps.	129,824

(1) Currency in circulation plus peso-denominated demand deposits.

(2) M1 plus peso-denominated savings deposits.

(3) M2 plus deposits in foreign currency, principally U.S. dollars. Does not include government time deposits at Chilean Central Bank.

(4) As of August 31, 2014 and 2015.

(5) Includes capital reserves and other net assets and liabilities.

Source: Chilean Central Bank.

E-29

The following tables provide certain statistical information on the financial system for the period indicated:

	As of September 30, 2014
	Assets			Loans			Deposits			Shareholders’ Equity(1)
	Amount		Market Share	Amount		Market Share	Amount		Market Share	Amount		Market Share
Domestically owned private-sector banks	US$	245,933	84.2%	US$	177,331	87.0%	US$	136,032	81.7%	US$	20,385	90.0%
Foreign- owned private-sector banks(2)		1,350	0.5		200	0.1		303	0.2		468	2.1
Private-sector total		247,283	84.7		177,531	87.1		136,335	81.8		20,853	92.1
Banco Estado		44,833	15.3		26,369	12.9		30,269	18.2		1,793	7.9
Total banks	US$	292,116	100.0%	US$	203,900	100.0%	US$	166,604	100.0%	US$	22,647	100.0%

E-30

	As of September 30, 2015
	Assets			Loans			Deposits			Shareholders’ Equity(1)
	Amount		Market Share	Amount		Market Share	Amount		Market Share	Amount		Market Share
Domestically owned private-sector banks	US$	141,203	50.6%	US$	166,354	86.6%	US$	128,414	81.7%	US$	18,247	88.6%
Foreign- owned private-sector banks(2)		95,083	34.0		143	0.1		223	0.1		440	2.1
Private-sector total		236,286	84.6		166,496	86.7		128,637	81.8		18,688	90.8
Banco Estado		43,008	15.4		25,510	13.3		28,607	18.2		1,903	9.2
Total banks	US$	279,293	100.0%	US$	192,006	100.0%	US$	157,245	100.0%	US$	20,590	100.0%

(1) Corresponds to the “Capital Básico.” This item included capital and reserves.

(2) Foreign-owned subsidiaries of foreign banks are classified as domestically owned private-sector banks. If they were classified as foreign-owned private-sector banks, the market share of foreign-owned private-sector banks would be as follows: as of September 30, 2014: assets: 35.2%, loans: 35.6%, deposits: 31.2%, shareholders’ equity: 38.5%, and as of September 30, 2015: assets: 36.2%, loans: 36.5%, deposits: 32.3%, shareholders’ equity: 38.8%, with the corresponding reduction in the market share of domestically owned private-sector banks.

Source: SBIF.

E-31

The following tables set forth the total assets of the four largest Chilean private-sector banks, the state-owned Banco Estado and other banks in the aggregate for the period indicated:

	As of September 30, 2014
	in billions of Pesos		Market Share

Banco Santander-Chile	Ps.	29,746	16.9%
Banco Estado		26,974	15.3
Banco de Chile		26,612	15.1
Banco de Crédito e Inversiones		22,690	12.9
Corpbanca		20,620	11.7
Other banks		49,113	27.9
Total Banking System	Ps.	175,754	100.0%

Source: SBIF.

	As of September 30, 2015
	in billions of Pesos		Market Share

Banco Santander-Chile	Ps.	34,724	17.6%
Banco de Chile		30,822	15.7
Banco Estado		30,307	15.4
Banco de Crédito e Inversiones		25,119	12.8
Corpbanca		20,935	10.6
Other banks		54,906	27.9
Total Banking System	Ps.	196,812	100.0%

Source: SBIF.

The following table sets forth information on bank operation efficiency indicators for the periods indicated:

Indicators of Financial System Efficiency
(%)

	Nine months ended
	September 30, 2014	September 30, 2015

Return on assets	1.1	0.9
Return on equity	13.7	11.2
Non-performing loans as a percentage of total loans	1.0	0.9
Gross operational margin/assets	3.7	3.4
Operating expenses/operating revenue	44.2	46.7
Operating expenses/average total assets	1.6	1.6
Regulatory capital to risk-weighted assets	13.2	12.6

Source: SBIF.

E-32

Institutional Investors

The following table sets forth the amount of assets of the various types of institutional investors in Chile as of the following dates:

Total Assets of Institutional Investors (in billions of US$)

As of December 31,	Pension Funds (AFPs)	Insurance Companies	Mutual Funds	Investment Funds(1)	Foreign Capital Investment Funds(2)	Total
2000	35.9	11.6	4.5	1.3	0.6	54.0
2001	35.4	11.8	4.8	1.3	0.6	53.9
2002	35.8	12.3	6.3	1.3	0.4	56.1
2003	49.2	16.7	8.3	1.9	0.7	76.8
2004	60.5	19.9	11.8	2.4	0.8	95.5
2005	74.5	23.9	13.6	2.8	0.8	115.6
2006	88.3	25.2	17.7	4.0	0.4	135.6
2007	111.3	30.8	24.5	6.7	0.3	173.5
2008	74.3	27.8	17.9	4.4	0.2	124.6
2009	118.1	35.8	34.3	6.4	0.4	195.0
2010	148.4	42.4	38.2	9.5	0.5	239.1
2011	135.0	36.8	33.3	8.7	0.3	218.8
2012	162.0	43.7	37.9	10.2	0.4	254.2
2013	163.0	43.0	39.4	9.2	0.3	254.9
2014	165.4	41.4	44.1	9.0	0.4	260.3

As of September 30,
	163.2	49.0	40.9	9.1	0.4	262.7
2015	150.7	47.2	39.1	10.0	0.4	247.4

(1) Includes international investment funds.

(2) Data for 2014 and 2015 correspond to April 2014, latest data available.

Source: SVS, SP.

Pension Funds and the Chilean Pension System

As of September 30, 2015, the pension funds held aggregate financial assets equal to approximately US$150.7 billion.

E-33

PUBLIC SECTOR FINANCES

Public Sector Accounts and Fiscal Statistics

Public Sector Accounts

For the nine months ended September 30, 2015, the Chilean Central Bank recorded a gain of US$2.8 billion, mainly due to exchange rate fluctuations. The Chilean Central Bank’s equity (patrimonio neto) was US$(2.5) billion as of September 30, 2015.

Fiscal Policy Framework — Structural Balance Policy Rule

As a result of recently adopted revisions to the calculation methodology and adjustments to the presentation of the structural balance (intended to capture in the presentation on-going revisions of the structural parameters (i.e., real GDP growth and long term copper price) used in calculating the structural balance), Supreme Decree No. 1,378, issued in October 2015, set a structural fiscal deficit reduction target of 0.25% of GDP per year for the 2016-2018 period, from the 1.6% of GDP structural deficit calculated for 2015. See “—New Methodology for Structural Balance Policy Rule”.

New Methodology for Structural Balance Policy Rule

In September 2015, the Ministry of Finance adopted revisions to the calculation methodology and adjustments to the presentation of the structural balance (intended to capture in the presentation on-going revisions of the structural parameters (i.e., real GDP growth and long term copper price) used in calculating the structural balance), and eliminated the molybdenum price cyclical adjustment from the parameters used to determine the structural balance.

The table below sets forth the variations in the structural balance calculation for the years indicated resulting from the adoption of the new methodology:

	2015	2016
Structural balance (former methodology)(1)	(0.9)	N.A.
Structural balance (new methodology)(2)	(1.6)	(1.3)

(1)	Current forecast with former parameters and excluding molybdenum price adjustment.
(2)	Current forecast with news parameters and excluding molybdenum price adjustment.

Source: Chilean Budget Office.

Fiscal Responsibility Law

Establishment of Principles of Fiscal Policy

See “—Fiscal Policy Framework — Structural Balance Policy Rule”.

Pension Reserve Fund

The table below sets forth the total contribution to, and total withdrawals from, the Pension Reserve Fund (“FRP”) for the nine months ended September 30, 2015, as well as the total assets of the FRP at such date:

E-34

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at September 30, 2015 (in millions of US$)
For the nine months ended September 30, 2015	463.9	0.0	8,142.70

Contributions were made with funds withdrawn from the Economic and Social Stabilization Fund.

Economic and Social Stabilization Fund

The table below sets forth the total contribution to, and total withdrawals from, the Economic and Social Stabilization Fund (“FEES”) as of September 30, 2015, as well as the total assets of the FEES at such date:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at September 30, 2015 (in millions of US$)
For the nine months ended September 30, 2015	0.0	463.9	14,094.4

Budget Law and Political Initiatives

The following table sets forth a summary of public sector accounts (calculated on an accrual basis and as a percentage of GDP for the periods indicated):

E-35

Public Sector Finances
(in billions of US$ and % of total GDP)

	2009		2010		2011		2012		2013		2014
	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)	(US$)	(%)
Current Revenues and Expenditures
Revenues	32.7	19.0	46.8	21.5	57.0	22.7	59.0	22.2	58.3	21.0	53.4	20.7
Net taxes(1)	23.8	13.8	34.4	15.8	43.7	17.4	46.8	17.6	46.4	16.7	43.0	16.6
Copper revenues(2)	2.8	1.7	6.0	2.7	5.7	2.3	4.0	1.5	2.9	1.0	2.4	0.9
Social Security contributions	2.5	1.4	2.9	1.3	3.4	1.3	3.7	1.4	4.0	1.4	3.7	1.4
Donations	0.1	0.1	0.1	0.1	0.2	0.1	0.2	0.1	0.1	0.1	0.1	0.0
Real property incomes	1.2	0.7	0.9	0.4	1.1	0.5	1.2	0.5	1.4	0.5	1.2	0.5
Operational revenues(3)	1.0	0.6	1.1	0.5	1.2	0.5	1.4	0.5	1.4	0.5	1.3	0.5
Other revenues	1.3	0.8	1.3	0.6	1.7	0.7	1.8	0.7	2.2	0.8	1.7	0.7
Expenditures	32.7	19.0	39.3	18.0	43.5	17.3	47.0	17.7	49.9	18.0	47.8	18.5
Wages and salaries	7.5	4.4	9.1	4.2	10.2	4.1	11.1	4.2	11.9	4.3	11.4	4.4
Goods and services	4.0	2.3	4.7	2.1	5.4	2.2	5.4	2.0	5.6	2.0	5.6	2.2
Interest on public debt	0.8	0.5	1.1	0.5	1.4	0.6	1.6	0.6	1.6	0.6	1.6	0.6
Transfer payments	12.1	7.0	14.6	6.7	15.7	6.3	17.7	6.7	19.4	7.0	18.8	7.3
Transfers to social security	8.2	4.8	9.7	4.5	10.7	4.2	11.1	4.2	11.3	4.1	10.3	4.0
Others	0.0	0.0	0.1	0.0	0.1	0.0	0.1	0.0	0.1	0.0	0.1	0.0

Capital Revenues and Expenditures
Revenues
Asset sales	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.0	0.1	0.0	0.1	0.0
Expenditures
Investment	4.4	2.6	4.6	2.1	5.4	2.1	5.5	2.1	5.5	2.0	5.2	2.0
Capital transfers	3.2	1.9	4.0	1.8	4.9	1.9	5.1	1.9	4.7	1.7	4.7	1.8

Central government balance	(7.5)	(4.4)	(1.0)	(0.5)	3.2	1.3	1.5	0.6	(1.7)	(0.6)	(4.2)	(1.6)
Structural balance(4)	(5.3)	(3.1)	(4.6)	(2.1)	(2.5)	(1.0)	(1.1)	(0.4)	(1.4)	(0.5)	(1.3)	(0.5)
Non-financial public institutions balance	2.8	1.6	4.6	2.1	6.2	2.5	4.5	1.7	2.4	0.9	3.0	1.2

Consolidated non-financial public sector surplus (deficit)	(4.7)	(2.7)	3.7	1.7	9.4	3.7	6.0	2.3	0.8	0.3	(1.2)	(0.5)

(1)	Taxes collected net of refunds.
(2)	Excludes transfers from Codelco under Law No. 13,196. This law (Ley Reservada del Cobre), which is not publicly disclosed, earmarks 10% of Codelco’s revenues from the export of copper and related byproducts for defense spending and these funds are therefore excluded from the central government’s current revenues. Defense spending is considered an extrabudgetary expense in accordance with IMF accounting guidelines.
(3)	Includes capital gains for the sale of companies in which the central government held a stake, such as Edelnor (renamed E-CL), which was sold by Codelco in 2010.
(4)	Reflects the amount that revenues and fiscal spending would have reached if GDP growth were at its trend level and the price of copper were at the medium-term price; therefore, it excludes the effects of cyclical economic activity fluctuations and the price of copper.

Source: Chilean Budget Office

The following table sets forth a summary of public sector accounts during the nine months ended September 30 of 2014 and 2015 (calculated on an accrual basis and as a percentage of GDP for the periods indicated):

E-36

Public Sector Finances
(in billions of US$ and % of total GDP)

	January 1, 2014 – September 30, 2014		January 1, 2015 – September 30, 2015
Current Revenues and Expenditures
Revenues	39.5	20.6%	38.2	21.2%
Net taxes(1)	32.2	16.8%	31.7	17.6%
Copper revenues(2)	1.4	0.7%	0.9	0.5%
Social Security contributions	2.8	1.5%	2.6	1.4%
Donations	0.1	0.0%	0.1	0.0%
Real property incomes	0.8	0.4%	0.7	0.4%
Operational revenues	1.0	0.5%	1.0	0.5%
Other revenues	1.2	0.6%	1.3	0.7%
Expenditures	34.4	17.9%	34.0	18.9%
Wages and salaries	8.5	4.4%	8.3	4.6%
Goods and services	3.5	1.8%	3.5	1.9%
Interest on public debt	1.4	0.7%	1.5	0.8%
Transfer payments	13.1	6.8%	13.2	7.3%
Transfers to social security	7.8	4.1%	7.4	4.1%
Others	0.0	0.0%	0.1	0.0%
Capital Revenues and Expenditures
Revenues
Asset sales	0.0	0.0%	0.1	0.0%
Expenditures
Investment	2.9	1.5%	3.2	1.7%
Capital transfers	2.9	1.5%	2.9	1.6%
Central government balance	(0.7)	(0.4)%	(1.9)	(1.1)%

(1)	Taxes collected net of refunds.
(2)	Excludes transfers from Codelco under Law No. 13,196.

Source: Budget Office.

As a result, for 2015, the government forecasts a fiscal deficit equivalent to 3.3% of GDP, and a structural fiscal deficit of 1.6% of GDP. See “—New Methodology for Structural Balance Policy Rule”.

2016 Budget Bill

On December 5, 2015, the 2016 budget law (Law No. 20,882) for the government and public sector agencies was published in the Official Gazette, complemented as published in the Official Gazette on December 24, 2015, and amended on December 26, 2015, by Law No. 20,890. Total budgeted expenditures (approximately US$57.5 billion), including transfers, goods and services, represented a 4.4% increase from the projected total expenditures for 2015. Budgeted expenditures for 2016 reflect an increase of 6.3% in current expenditures and a 3.5% decrease in capital spending, compared to projected current and capital spending expenditures for 2015. As compared to 2015, budgeted expenditures for 2016 include a 6.3% increase in transfers expenditure, which include subsidies, donations and social security in furtherance of the social safety net supported by the government.

E-37

The following table sets forth central government budgeted and actual expenditures for 2015 and budgeted expenditures for 2016:

Central Government(1)
(in billions of pesos, except percentages)

	Budget Law 2015	Actual Expenditures 2015	Budget Law 2016	Percentage Growth(2)	Percentage Growth(3)

Current Expenditures	30,530	31,265	33,234	8.9%	6.3%
Capital Expenditures	7,244	7,296	7,043	(2.8)%	(3.5)%
Total Expenditures	37,774	38,561	40,277	6.6%	4.4%
of which Transfers, Goods and Services Expenditures	22,716	23,194	24,665	8.6%	6.3%

(1)	Calculated using constant pesos of 2016.
(2)	Budget Law 2016 compared with revised budget law expenditures of 2015.
(3)	Budget Law 2016 compared with actual expenditures of 2015.

Source: Chilean Budget Office.

The following table sets forth the assumptions used to calculate the structural fiscal revenues for the purpose of preparing the 2016 budget, submitted to Congress in September 2015:

2016 Budget Assumptions for Structural Balance

2016 Budget Assumptions
Trend Real GDP growth (Average % change for the next five years)	3.6
Long-term Copper price (US$ cents per pound) (2016-2025)	298

The following table sets forth the macroeconomic assumptions underlying the budget submitted to Congress in September 2015:

2016 Budget Assumptions for Effective Balance

2016 Budget Assumptions
Real GDP growth (% change compared to 2015)	2.8
Real domestic demand growth (% change compared to 2015)	2.0
CPI (% change December 2015 compared to December 2015)	3.8
Annual average nominal exchange rate (Ps./US$)	700.0
Annual average Copper price (US$ cents per pound)	250.0
Annual average Molybdenum price (US$ per pound)	8.2

Source: Chilean Budget Office.

Based on the macroeconomic assumptions, revenues of the central government for 2016 are estimated at US$49.8 billion, representing an increase of 4.8% compared to the revenues estimated for 2015. This increase reflects greater expected tax revenue from non-mining companies estimated to be 7.7% higher than in 2015, which are partially offset by the expected

E-38

decrease in revenues originating from Codelco (transfers and taxes) and private mining companies, estimated to be 8.4% and 42.8% lower than in 2015, respectively.

As a result, the government has budgeted a fiscal deficit of US$7.7 billion, or 3.2% of GDP, for 2016. The 2016 budget assumes a structural fiscal deficit of 1.3% of GDP.

Government Revenue

Taxation

Ad Valorem Tax Rate

The top marginal rate on personal income tax applicable to Chilean residents (individuals) will decrease from 40% to 35% effective as from January 1, 2017.

Recent Tax Reforms

In December 2015, a bill was submitted to Congress to clarify and amend certain technical aspects of the 2014 tax reform, as well as to modify certain provisions established by the tax reform. The bill establishes that stock companies are not allowed to choose between the attribution regime and the partially integrated regime, and are therefore required to operate under the partially integrated regime.

Tax Measures for Foreign Investors

The Chilean government has entered into, and is currently negotiating with other countries, international agreements to avoid double taxation and to prevent tax evasion. Most of these agreements are or are expected to be based on the OECD model agreement. The following table shows the status of these agreements as of the date of this report:

Status of the Agreement
In force	Australia, Austria, Belgium, Brazil, Canada, Colombia, Croatia, Denmark, Ecuador, France, Ireland, Malaysia, Mexico, Norway, New Zealand, Paraguay, Peru, Poland, Portugal, Russia, Spain, Sweden, Switzerland, South Korea, Thailand and United Kingdom.
Signed	Argentina, China, Czech Republic, Italy, South Africa, United States and Japan.

The agreement with the United States has been approved by the Chilean Congress, but is still pending the U.S. Congress approval to become effective.

The 2014 tax reform established, effective January 2017, an exception to the obligation of restitution of 35% of the corporate tax credit attached to dividends or profits distributed, for residents of double taxation treaty countries in force as of such date, thereby allowing them to claim tax credit for up to 100.0% of the corporate taxes paid by dividends or profits from a company under the partially integrated regime. The December 2015 bill proposes the exception to apply to residents of countries with a treaty signed before 2017, even if not in force. The

E-39

exception from restitution for residents of countries with treaties signed but not in force will apply until December 31, 2019.

Government Expenditures

In recent years, central government expenditures have consisted primarily of wages, salaries and transfers to the social security system, with capital expenditures and interest on public debt accounting for most of the balance. Between 2009 and 2014, public expenditures grew in real terms at an average annual rate of 6.8% per year.

The government’s main category of expenditures has generally been social programs, particularly social security, health and education. In 2014, social programs accounted for 67.7% of total government expenditures. During the period from 2009 to 2014, expenditures for social programs grew in real terms at an average annual rate of 7.1%.

Interest payments on public debt amounted to 2.8% of the governments expenditures in 2014, representing 0.6% of GDP.

The following table provides a summary of government expenditures by category for the dates indicated:

Central Government Expenditures
(in billions of constant 2014 Pesos)

	2009	2010	2011	2012	2013	2014
National administration(1)	4,784	5,308	5,635	5,836	5,957	6,444
Social programs
Health	4,224	4,460	4,695	5,083	5,472	5,975
Housing	416	434	420	476	465	581
Social security	7,843	8,521	8,491	8,736	8,740	9,000
Education	4,722	5,034	5,158	5,605	6,127	6,398
Other social programs	291	333	344	382	381	391
Total	17,496	18,782	19,108	20,282	21,184	22,345
Economic programs(2)	3,714	3,608	3,808	3,773	3,967	4,226

Total central government expenditures	25,994	27,698	28,552	29,892	31,108	33,015
Interest payments on public debt	548	609	742	815	838	908

(1)	Includes government, defense, justice and security functions.
(2)	Includes promotion and regulation of economic activities as well as the support of infrastructure projects.

Source: Chilean Budget Office.

Government-owned Enterprises

The following table sets forth the government’s share ownership and total assets of the principal state-owned enterprises as of September 30, 2015, and revenue and net income (loss) for the year ended September 30, 2015:

E-40

	Percentage of State Ownership as of September 30, 2015	Total Assets at September 30, 2015 (in millions of US$)	Revenue for the Year Ended September 30, 2015 (in millions of US$)	Net Income (Loss) for the Year Ended September 30, 2015 (in millions of US$)
Main Public Sector Enterprises:
Banco Estado (financial)	100.0	43,008	1,174	127
Codelco (copper)	100.0	36,630	8,724	(42)
ENAP (oil and gas)	100.0	5,539	4,966	240
Enami (mining)(1)	100.0	983	341	(33)
EFE (railway)	100.0	1,940	65	(74)
Metro S.A. (Santiago’s subway)	100.0	5,190	313	(182)

(1) Data as of March 31, 2015.

Source: Chilean Budget Office.

ENAP

In October 2014, the government submitted a bill to Congress to expand the business purpose of ENAP to include electricity generation through ENAP’s affiliates. The bill was approved by the Chamber of Deputies on July 15, 2015, and promptly submitted to the Senate, which approved it on December 22, 2015. Currently the bill is under review by a joint commission of the Senate and the Chamber of Deputies.

Capitalization of Public Companies

Codelco, as the main public company in Chile, is involved in a significant number of investment projects. In this regard, the capitalization law for Codelco, approved by Congress on October 24, 2014, is expected to support its business and development plan. The capitalization consists of Treasury transfers to Codelco of US$4.0 billion between 2014 and 2018, which will include retained profits of US$1.0 billion. The capitalization is gradual, and subject to making the improvements contemplated in Codelco’s business and development plan. Additionally, it authorizes the Republic of Chile to fund its contributions with the proceeds of debt incurred in Chile or abroad, up to US$3.0 billion. In December 2014, the government issued US$1.5 billion of external bonds. On October 28, 2015, the government contributed US$600 million to Codelco’s capital.

On November 8, 2014, Law No. 20,792 was published in the Official Gazette, authorizing Banco Estado’s capitalization. The capitalization law allocates US$450 million to the direct capitalization of Banco Estado and US$50 million to the Small Enterprise Guarantee Fund (Fondo de Garantía para Pequeños Empresarios, or FOGAPE), a fund administered by Banco Estado that grants partial financial guarantees to small businesses. As of December 31, 2015 the total amount authorized has been contributed.

E-41

PUBLIC SECTOR DEBT

External Debt

As of September 30, 2015, Chile’s total public sector external debt amounted to US$7.9 billion. The ratio of public sector external debt to GDP stood at 3.6%. Chile is current on all its obligations to the IMF and other multilateral organizations.

The following table sets forth the outstanding amount of public sector external debt as of the date indicated:

Public Sector External Debt, By Creditor
(in millions of US$)

	As of December 31,										As of September 30,
	2010		2011		2012		2013		2014		2015

IDB	US$	611.7	US$	602.0	US$	562.9	US$	523.7	US$	478.6	US$	414.4
IBRD (World Bank)		189.2		125.9		111.9		98.2		96.9		96.0

Bonds		3,069.6		3,668.6		5,221.1		4,307.2		5,712.7		7,103.9
IDA (World Bank)		—		—		—		—		—		—

Others		224.9		884.7		238.7		230.5		256.1		249.2

Total	US$	4,095.4	US$	5,280.5	US$	6,134.6	US$	5,159.6	US$	6,544.3	US$	7,863.4

Source: Chilean Budget Office.

The following table sets forth public sector external debt by currency as of the date indicated:

E-42

Public Sector External Debt, by Currency
(in millions of US$)

	2013		2014		As of September 30, 2015

United States Dollar	US$	4,243.0	US$	4,784.6	US$	4,708.4
Euro		86.7		1,044.1		2,538.2
Chilean Pesos		829.3		715.1		616.4
Other		0.7		0.5		0.4
Total	US$	5,159.6	US$	6,544.3	US$	7,863.4

Source: Chilean Budget Office.

The following table provides a summary of government expenditures by category for the dates indicated:

Amortization of Gross Total Consolidated Public Sector External Debt(1)
(in millions of US$)

	Outstanding as of June 30, 2015	2015	2016	2017	2018	2019	2020	2021	2022 to Final Maturity
Central Government:
Multilateral organizations	532.0	43.8	90.0	87.1	67.3	58.3	49.8	41.0	94.7
Chilean Treasury bills	7,150.0	—	—	—	—	—	1,513.9	656.0	4,980.1
Chilean Treasury bonds	238.3	11.9	23.7	27.9	27.9	25.8	25.8	21.5	73.9
Bilateral and Others	532.0	43.8	90.0	87.1	67.3	58.3	49.8	41.0	94.7
Total	7,920.3	55.7	113.7	115.0	95.1	84.1	1,589.6	718.5	5,148.7

Chilean Central Bank:
Multilateral organizations	81.8	—	—	—	—	—	—	—	81.8
Bilateral creditors	—	—	—	—	—	—	—	—	—
Commercial banks	—	—	—	—	—	—	—	—	—
Other creditors	—	—	—	—	—	—	—	—	—
Bonds issued locally hold by foreign investor	230.6	—	—	—	—	—	—	—	230.6
SDR allocations (IMF)(2)	1,149.0	—	—	—	—	—	—	—	1,149.0
Total	1,461.4	—	—	—	—	—	—	—	1,461.4

Banco Estado:
Multilateral organizations	—	—	—	—	—	—	—	—	—
Bilateral creditors	—	—	—	—	—	—	—	—	—
Commercial banks	—	—	—	—	—	—	—	—	—
Banco Estado NY	28.0	28.0			—	—	—	—
Subtotal	402.0	86.0	115.0	50.0	—	—	—	—	151.0
Other creditors	2,142.0			695.0	196.0	—	754.0	—	497.0
Total	2572.0	114.0	115.0	745.0	196.0	—	754.0	—	648.0

Non-financial public enterprises:
Multilateral organizations	1,161.1	254.4	258.7	8.7	308.7	308.7	8.7	8.7	4.4
Bilateral creditors	—	—	—	—	—	—	—	—	—
Commercial banks	3,277.6	570.8	936.2	382.8	1,129.5	185.7	68.3	4.3	—
Bonds	11,879.3	—	—	—	230.0	900.0	1,500.0	1,150.0	8,099.3
Other creditors	140.9	8.1	47.2	47.2	4.2	4.2	4.2	4.2	21.6
Total	16,458.8	833.3	1,242.1	438.7	1,672.4	1,398.6	1,581.2	1,167.2	8,125.3
Total Gross Public Sector External Debt	28,412.5	1,003.0	1,470.8	1,298.7	1,963.5	1,482.7	3,924.8	1,885.7	15,383.4

(1)	Includes medium- and long-term external debt.
(2)	Special Drawing Rights (Derechos Especiales de Giro) are an international asset reserve created by the IMF.

Source: Chilean Central Bank, Chilean Budget Office, Banco Estado and Chilean Treasury.

43

Total Consolidated Public and Private Sector External Debt

The following table sets forth approximate outstanding amounts of Chile’s public and private sector external debt as of the dates indicated:

Total Consolidated Public and Private Sector External Debt
(in millions of US$ except ratios and as noted)

	2010		2011		2012		2013		2014		As of June 30, 2015
Medium- and long-term debt
Public sector(1)	US$	17,498	US$	21,091	US$	26,183	US$	24,908	US$	28,622	US$	29,642
Private sector	US$	67,488	US$	78,216	US$	94,364	US$	107,725	US$	117,044	US$	120,101
Total medium- and long-term debt	US$	84,986	US$	99,306	US$	120,546	US$	132,632	US$	145,666	US$	149,743
Short-term debt
Public sector(1)	US$	1,200	US$	1,744	US$	1,896	US$	1,066	US$	877	US$	669
Private sector	US$	15,037	US$	17,690	US$	20,973	US$	19,028	US$	18,362	US$	16,323
Total short-term debt	US$	16,237	US$	19,434	US$	22,868	US$	20,094	US$	19,239	US$	16,992
Total short-, medium and long-term debt	US$	101,223	US$	118,740	US$	143,415	US$	152,726	US$	164,905	US$	166,735
Use of IMF credit		0		0		0		0		0		0
Total public(1) and private external debt, less reserves (in billions of U.S. dollars)	US$	73.4	US$	76.8	US$	101.8	US$	111.6	US$	124.5	US$	128.6
Total public(1) and private external debt/GDP		42.7%		51.0%		53.2%		58.4%		68.1%		68.4%
Total public(1) and private external debt/exports(2)		123.1%		125.6%		159.0%		171.7%		190.3%		208.2%

(1)	Includes central government, Chilean Central Bank and public enterprises as well as publicly guaranteed private debt.
(2)	Exports include goods and services.

Source: Chilean Central Bank.

E-44

Central Government External Bonds

As of December 31, 2014, Chile had the following global bonds outstanding:

3.875% US$829,467,000 Notes due August 5, 2020;

5.5% Ps.434,345,000,000 Notes due August 5, 2020;

5.5% US$656,027,000 Notes due September 14, 2021;

2.25% US$750,000,000 Notes due October 30, 2022;

1.625% €1,240,000,000 Notes due January 30, 2025;

3.125% US$1,060,131,000 Notes due March 27, 2025;

3.625% US$750,000,000 Notes due October 30, 2042; and

1.875% €950,000,000 Notes due May 27, 2030;

Central Government Internal Bonds

The following table reflects the Chilean Treasury’s bond issuances since 2003:

As of December 31,	BTP- 5(2)	BTP- 7(3)	BTP- 10(4)	BTP- 20(5)	BTP- 30(6)	BTU- 5(7)	BTU- 7(8)	BTU- 10(9)	BTU- 20(10)	BTU- 30(11)	Total	% of GDP

2003	—	—	—	—	—	—	—	—	363	—	363	0.4
2004	—	—	—	—	—	—	—	—	773	—	773	0.7
2005	—	—	—	—	—	—	—	385	385	—	769	0.6
2006	—	—	—	—	—	—	—	—	—	—	—	0.0
2007	—	—	343	—	—	—	—	—	401	—	743	0.4
2008	—	—	318	—	—	—	—	—	702	583	1,603	1.1
2009	336	—	474	—	—	558	—	1,034	411	414	3,227	1.7
2010	—	—	801	—	—	641	1,099	1,558	1,374	1,374	6,847	2.9
2011	—	863	863	—	—	855	770	770	727	727	5,574	2.4
2012	—	—	521	519	—	483	229	455	516	638	3,361	1.2
2013	—	—	501	503	403	—	—	1,333	654	561	3,955	1.5
2014	247	—	387	519	280	—	—	662	602	466	3,163	1.3
2015(12)	—	—	1,067	773	707	924	—	1.123	924	743	6,261	2.9

(1)	Using the peso/dollar exchange rate at December 31 of the applicable year.
(2)	Peso-denominated internal bonds with 5 year a term.

E-45

(3)	Peso-denominated internal bonds with a 7 year term.
(4)	Peso-denominated internal bonds with a10 year term.
(5)	Peso-denominated internal bonds with a 20 year term.
(6)	Peso-denominated internal bonds with a 30 year term.
(7)	UF-denominated bonds with a 5 year term.
(8)	UF-denominated bonds with a 7 year term.
(9)	UF-denominated bonds with a 10 year term.
(10)	UF-denominated bonds with a 20 year term.
(11)	UF-denominated bonds with a 30 year term.
(12)	% of GDP calculated using GDP of the quarters ended September 30, 2015.

Source: Ministry of Finance.

Total Consolidated Internal and External Debt of Non-Financial Public Enterprises

The following tables set forth the total domestic and external debt of non-financial public enterprises for the periods indicated:

Debt and Assets of Non-Financial Public Enterprises(1)
Consolidated (in millions of pesos of each year except as indicated)

	2011	2012	2013	2014	Six months ended June 30, 2015

Total financial debt	8,131,773	9,026,812	10,532,974	13,430,636	13,875,404
Financial debt, excluding debts owed to central government	8,131,700	9,026,812	10,532,974	13,430,636	13,875,404
Short-term(2)	1,269,801	1,181,417	1,127,000	1,100,174	1,147,069
Long-term(3)	6,861,898	7,845,395	9,405,974	12,330,462	12,728,335
Financial debt with central government(4)	74	0	0	0	0
Financial assets(5)	1,301,721	1,255,156	1,146,806	1,608,081	1,127,429
Net financial debt	6,830,052	7,771,656	9,386,168	11,822,555	12,747,975
Excluding central government	6,829,978	7,771,656	9,386,168	11,822,555	12,747,975

(1)	Includes Codelco, Enami, ENAP, Metro, EFE, Astilleros y Maestranzas de la Armada (Asmar), Empresa Nacional de Aeronáutica (Enaer), Casa de Moneda de Chile, Zofri S.A. and Correos de Chile; excludes Banco Estado and the Chilean Central Bank.
(2)	Includes short-term obligations with banks and financial institutions and current amounts due under long-term obligations, obligations with the public (bonds) and current amounts due to long-term credit providers.
(3)	Includes long-term obligations with banks and financial institutions, obligations with the public (bonds) and obligations owed to long-term credit providers.
(4)	Excludes tax on income and deferred taxes.
(5)	Includes cash, term deposits, net negotiable securities, financial investments in repurchase agreements.

Source: Ministry of Finance.

E-46

Net Consolidated Debt of the Chilean Central Bank and Central Government (as a % of GDP)

	As of December 31,						As of September 30,
	2009	2010	2011	2012	2013	2014	2015

Net Consolidated Debt	(12.0)	(7.8)	(10.6)	(7.9)	(7.9)	(7.5)	(9.2)

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic.

Net Debt of Chilean Central Bank
(in millions of pesos of each year)

	2011	2012	2013	2014	As of September 30, 2015

Liabilities	20,604,170	19,749,320	18,592,976	20,193,733	20,286,213
Chilean Central Bank Notes and Bonds(1)	13,186,136	12,905,055	13,033,022	12,908,185	15,286,681
Fiscal Deposits	795,640	626,202	313,057	1,226,599	275,614
Others(2)	6,622,394	6,218,063	5,246,896	6,058,949	4,723,918
Assets without subordinated debt	22,982,333	21,169,733	21,669,897	24,744,603	27,159,007
Net International Reserves (in US$ million)	41,979	41,649	41,094	40,447	38,245
Others(3)	1,091,790	1,236,299	146,676	177,943	208,257
Total Net Debt without subordinated debt(1)(2)	(2,378,163)	(1,420,413)	(3,076,921)	(4,550,870)	(6,872,793)

(1)	Includes various notes and bonds of the Chilean Central Bank such as the Chilean Central Bank discountable promissory notes (PDBC), Chilean Central Bank indexed promissory notes (PRBC), Chilean Central Bank bonds in Chilean pesos (BCP), Chilean Central Bank bonds in UF (BCU), Chilean Central Bank bonds in U.S. dollars (BCD) and other instruments.
(2)	Includes other deposits and obligations, reciprocal agreements and other securities.
(3)	Includes net internal credit, excluding fiscal transfers, subordinated debt, SINAP obligations and popular capitalism, other securities from abroad, contributions to international organizations and other adjusted domestic securities.

Source: Chilean Central Bank.

E-47

Central Government Total Net Debt
(in millions of pesos of each year except as indicated)

	2012		2013		2014		As of September 30, 2015

Debt in pesos	Ps.	13,015,967	Ps.	15,285,636	Ps.	18,681,365	Ps.	21,312,177
External Debt		434,345		434,345		434,345		434,345
Domestic Debt		12,581,622		14,851,291		18,247,020		20,877,832
Assets in pesos		9,298,488		9,000,392		9,151,137		11,085,387
Assets in pesos, without public enterprises(1)		9,298,488		9,000,392		9,151,137		11,085,387
Chilean Central Bank Deposits		158,330		200,952		1,117,977		0
Financial debt of public enterprises with the Central government		0		0		0		0
Net debt in pesos(2)	Ps.	3,717,479	Ps.	6,285,244	Ps.	9,530,228	Ps.	10,226,789

Debt in U.S. dollars (in US$ million)	US$	5,227	US$	4,330	US$	5,829	US$	7,247
Treasury Bills with the Chilean Central Bank (in US$ million)		—		—		—		—
External Debt (in US$ million)		5,227		4,330		5,829		7,247
Assets in U.S. dollars, Chilean Central Bank Deposits(3) (in US$ million)		31,382		31,133		32,162		32,307
Net debt in U.S. dollars (in US$ million)	US$	(26,155)	US$	(26,803)	US$	(26,333)	US$	(25,060)
Total Financial Debt(4)	Ps.	15,517,618	Ps.	17,553,695	Ps.	22,221,911	Ps.	26,419,019
Total Financial Assets(5)		24,317,827		25,306,676		28,685,723		33,851,195
Total Net Financial Debt	Ps.	(8,800,209)	Ps.	(7,752,981)	Ps.	(6,463,812)	Ps.	(7,432,176)

(1)	Does not include assets of the old scholarship system.
(2)	Includes CORFO.
(3)	Includes Oil Stabilization Fund, Sovereign Wealth Funds, Infrastructure Fund and governmental term deposits.
(4)	Debt in pesos plus debt in U.S. dollars.
(5)	Assets in pesos plus assets in U.S. dollars.

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic

Public Debt Statistics

Central Government Indebtedness

As of September 30, 2015, central government liabilities represented 17.1% of GDP, and the net central government indebtedness totaled 4.8% of GDP, compared to 5.9% for the same period in 2014.

Chilean Central Bank Debt and Consolidated Debt

As of September 30, 2015, the assets of the Chilean Central Bank exceeded its liabilities, resulting in negative net indebtedness equivalent to 4.4% of GDP (for the past 12 months), compared to 3.4% of GDP (for the past 12 months) as of September 30, 2014.

As of September 30, 2015, the negative net consolidated debt of the central government and the Chilean Central Bank, in the aggregate, represented 9.2% of GDP, compared to 9.3% of GDP (for the past 12 months) as of September 30, 2014.

E-48

Other Assets and Liabilities

As of June 30, 2015, the financial indebtedness of state-owned companies, excluding indebtedness owed to the Republic of Chile, totaled 9.1% of GDP, approximately, compared to 8.3% of GDP for the same period in 2014.

Since state-owned companies are managed under a policy of public interdependence, they are responsible for meeting their financial liabilities using their own assets, revenues and net worth. Only in exceptional circumstances, and upon authorization provided by law, where a public company’s assets are not sufficient to cover its liabilities, the Republic will guarantee such debt. As of June 30, 2015, the total amount of debt of state-owned companies guaranteed by the Republic totaled 1.2% of GDP.

Under the social security system, Chile maintains certain liabilities to workers who migrated from the state-administered pension system to the privately administered system. The government pays this debt directly to the individual pension fund account at the time the worker retires. The government estimates that this liability equals to 2.0% of GDP, as of September 30, 2015. This debt will be paid progressively, as workers who contributed to the old pension system retire.

E-49